Exhibit No. 21.1

 SUBSIDIARIES OF REGISTRANT

As of December 31, 2010

1.       PHI Capital Holdings, Inc.

Percentage of ownership: 100%

Business activity:  Consulting and M&A advisory services

2.       Providential Vietnam, Ltd.

Percentage of ownership: 100%

Business activity: Consulting

3.       Philand Ranch Limited –  UK

Percentage of ownership: 58.28%

Business activity: real estate development

4.       PHI Gold Corp.  (formerly PHI Mining Group, Inc.)

Percentage of ownership: 82.71%

Business activity: Gold mining

5.       PHI Energy Corporation (formerly Providential Energy Corporation)

Percentage of ownership: 100%

Business activity: Independent Oil & Gas

6.       Provimex, Inc

Percentage of ownership: 85%

Business activity: Trading and Imports/Exports

7.       Touchlink Communications, Inc.

Percentage of ownership: 85%

Business activity: Multi-media